News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL REPORTS FIRST QUARTER SALES UP 11% TO $8.9
BILLION; EARNINGS UP 30% TO $0.85 PER SHARE

  Organic Revenue Growth Across All Regions

  Cash from Operations and Free Cash Flow Up 25%

  Continued Aggressive Repositioning to Benefit Future Periods

  Major Contract Wins with Embraer, Gulfstream, and Airbus

  Full-Year Earnings per Share Guidance Moved to High End of Previous Range

     MORRIS TOWNSHIP, N.J., April 18, 2008 -- Honeywell (NYSE: HON) today announced first quarter 2008 sales increased 11% to $8.9 billion from $8.0 billion in 2007. Earnings were up 30% to $0.85 per share, versus $0.66 per share in the prior year. Cash flow from operations was $721 million versus $578 million in the first quarter of 2007 and free cash flow (cash flow from operations less capital expenditures) was $571 million, compared to $458 million last year, in each case an increase of 25%.

     “We continue to outperform with double-digit sales, EPS, and free cash flow increases in the quarter,” said Honeywell Chairman and CEO Dave Cote. “Our global reach and diversified portfolio of businesses helped to drive organic sales growth across all regions. We also continue to win major multi-year contracts that support the favorable long-term outlook for our businesses.”

     “We remain confident in Honeywell’s outlook despite tougher global economic conditions,” added Cote. “We continue to invest in innovation and acquisitions while executing on productivity initiatives such as Honeywell Operating System, Velocity Product Development, and Functional Transformation. Our cash deployment strategy and focus on organic sales growth and productivity are delivering strong returns to our shareowners.”

     Honeywell is increasing its previously stated 2008 sales guidance by $700 million to $36.8 - 37.4 billion and is moving its earnings per share guidance to $3.70 – 3.80, the high end of its previously stated range.

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Q1 Results - 2

First-Quarter Segment Highlights

Aerospace

  Sales were up 7%, compared with the first quarter of 2007, driven by 8% growth in Commercial and 5% growth in Defense and Space sales. Commercial sales reflected growth of 8% in original equipment and 8% in aftermarket spares and services. Defense and Space sales included the positive impact of the Dimensions International acquisition.

  Segment profit grew 13%, while segment margin increased by 100 bps to 18.6%, due primarily to increased prices, productivity, and sales volume growth, partially offset by inflation.

  Honeywell has been chosen to supply the latest generation of its HTF7000 turbofan propulsion system family for Embraer’s new MSJ and MLJ business aircraft in a contract valued at more than $23 billion (including aftermarket) over the life of the contract. The HTF7500-E engine will feature new technology to achieve reduced emissions and improved fuel efficiency.

  Honeywell was selected to supply avionics and mechanical systems for the new Gulfstream G650 aircraft worth an estimated $3 billion. The contract includes the first business jet application of Honeywell’s Next Generation Flight Management System, previously announced for the Boeing 747-8, as well as its RDR4000 turbulence certified weather radar that is in service on the Airbus A380 and Air Force C-17 aircraft.

  Honeywell secured a $1.5 billion contract (including aftermarket) to provide the Flight Management System and the Aircraft Environment Surveillance System for Airbus’ new long-range, extra wide-body A350XWB aircraft. In September 2007, Honeywell was selected by Airbus to provide advanced Air Management Systems and auxiliary power unit technologies for the Airbus A350XWB in a contract valued at $16 billion (including aftermarket) over the life of the contract.

Automation and Control Solutions

  Sales were up 14%, compared with the first quarter of 2007, due to acquisitions, the favorable impact of foreign exchange and organic growth. Sales were up 14% in the Products businesses and up 14% in the Solutions businesses.

  Segment profit grew 20%, while segment margin increased by 50 bps to 10.3%, driven by productivity savings and the favorable impact of foreign exchange, partially offset by inflation and the impact of acquisitions.

  Life Safety announced an agreement to acquire Norcross Safety Products, a leading manufacturer in the large and growing personal protection equipment market for fire, utility, and general industrial applications, for approximately $1.2 billion.

  Building Solutions was awarded four renewable energy solar panel projects in California and Oregon. The projects are expected to produce more than 2.4 million kilowatt-hours of electricity annually, which can power up to 225 homes per year. The business will also partner with Baltimore Gas & Electric on a demand response program giving the utility greater control of peak consumption using Honeywell’s new UtilityPRO™ thermostat.

  Process Solutions will provide its Experion® Process Knowledge System for a new liquefied natural gas (LNG) project in Western Australia. The integrated control system will streamline production, improve operational efficiency and safety, and provide data from subsystems throughout the facility to aid operator decision making.

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Q1 Results - 3

Transportation Systems

  Sales were up 6%, compared with the first quarter of 2007, driven by the favorable impact of foreign exchange and increased sales in our Turbo Technologies business.

  Segment profit decreased 4%, while segment margin decreased by 130 bps to 11.7%, resulting from CPG volume declines, the impact of commodity inflation, and investments in product development to support future Turbo platforms.

  Turbo Technologies was awarded three contracts estimated at more than $183 million in revenue over the life of the programs. These include new technology solutions for passenger vehicle diesel engines and will be produced in Japan and Europe for export to European and U.S. markets beginning in 2009.

  Honeywell’s turbochargers were featured on 28 new vehicles – with engines ranging from 1.1 to 4.4 liters – at the 78th International Motor Show of Geneva in March. The company introduced its latest gasoline turbo technology on the new BMW X6.

Specialty Materials

  Sales were up 18% compared with the first quarter of 2007, driven by growth in all businesses, particularly UOP, Resins and Chemicals and Fluorine Products.

  Segment profit grew 38%, while segment margin increased by 280 bps to 18.8%, driven by pricing and productivity gains which more than offset inflation.

  UOP plans to establish a natural gas processing design center in Kuala Lumpur, Malaysia, to better support the growing Southeast Asia market. The new design center will focus initially on executing projects involving UOP's Separex™ membrane systems, which are used to remove impurities from natural gas streams.

  Honeywell Performance Products will expand production of Aclar® film to meet growing demand for the clear, moisture-barrier material, which is used extensively in pharmaceutical packaging. An upgrade of existing production capabilities, combined with overall productivity improvements, is expected to boost Aclar production by up to 23% by the end of 2008.

     Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the investor call starting at 11:00 a.m. EDT, April 18, until 11 p.m., April 25, by dialing (706) 645-9291. The access code is 39285103.

Honeywell International is a $36 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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Q1 Results - 4

     Honeywell International Inc.

Consolidated Statement of Operations (Unaudited)

(In millions except per share amounts)

	Three Months Ended March 31,
	2008	2007

Product sales	$7,156	$6,450
Service sales	1,739	1,591
Net sales	8,895	8,041
Costs, expenses and other
Cost of products sold (A)	5,507	5,010
Cost of services sold (A)	1,165	1,140
	6,672	6,150
Selling, general and administrative expenses (A)	1,255	1,089
Other (income) expense	(22)	(11)
Interest and other financial charges	115	97
	8,020	7,325
Income before taxes	875	716
Tax expense	232	190
Net income	$643	$526

Earnings per share of common stock - basic	$0.87	$0.66

Earnings per share of common stock - assuming dilution	$0.85	$0.66

Weighted average number of shares outstanding-basic	743	795

Weighted average number of shares outstanding -
assuming dilution	753	802

(A)	Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q1 Results - 5

Honeywell International Inc.

Segment Data (Unaudited)

(Dollars in millions)

Net Sales	Three Months Ended March 31,
	2008	2007
Aerospace	$3,030	$2,840
Automation and Control Solutions	3,180	2,801
Specialty Materials	1,409	1,199
Transportation Systems	1,276	1,201
Corporate	-	-
Total	$8,895	$8,041
Reconciliation of Segment Profit to Income Before Taxes
Segment Profit	Three Months Ended March 31,
	2008	2007
Aerospace	$563	$500
Automation and Control Solutions	328	274
Specialty Materials	265	192
Transportation Systems	149	156
Corporate	(56)	(43)
Total Segment Profit	1,249	1,079
Other income/ (expense) (A)	6	11
Interest and other financial charges	(115)	(97)
Stock compensation expense (B), (C)	(41)	(24)
Pension and other postretirement expense (B)	(27)	(74)
Repositioning and other charges (B)	(197)	(179)
Income before taxes	$875	$716

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit, on a prospective basis, commencing January 1, 2008. Other income/(expense) as presented above includes equity income/(loss) of affiliated companies of ($2) million for the three months ended March 31, 2007.

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

(C)	Costs associated with restricted stock units ("RSU") are excluded from Segment Profit, on a prospective basis, commencing January 1, 2008. Stock compensation expense, including RSU expense, totaled $39 million for the three months ended March 31, 2007. Stock option expense is included for all periods presented.

Q1 Results - 6

     Honeywell International Inc.

Consolidated Balance Sheet (Unaudited)

(Dollars in millions)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,234	$1,829
Accounts, notes and other receivables	6,604	6,387
Inventories	4,149	3,861
Deferred income taxes	1,338	1,241
Other current assets	418	367
Total current assets	14,743	13,685

Investments and long-term receivables	522	500
Property, plant and equipment - net	5,012	4,985
Goodwill	9,251	9,175
Other intangible assets - net	1,492	1,498
Insurance recoveries for asbestos related liabilities	1,007	1,086
Deferred income taxes	676	637
Prepaid pension benefit cost	1,268	1,256
Other assets	973	983
Total assets	$34,944	$33,805

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$4,097	$3,962
Short-term borrowings	62	64
Commercial paper	896	1,756
Current maturities of long-term debt	518	418
Accrued liabilities	5,759	5,741
Total current liabilities	11,332	11,941

Long-term debt	6,576	5,419
Deferred income taxes	952	734
Postretirement benefit obligations other than pensions	2,012	2,025
Asbestos related liabilities	1,419	1,405
Other liabilities	3,017	3,059
Shareowners' equity	9,636	9,222
Total liabilities and shareowners' equity	$34,944	$33,805

Q1 Results - 7

Honeywell International Inc.

Consolidated Statement of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$643	$526
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	217	200
Repositioning and other charges	197	179
Net payments for repositioning and other charges	(21)	(132)
Pension and other postretirement expense	27	74
Pension and other postretirement benefit payments	(61)	(45)
Stock compensation expense	41	24
Deferred income taxes	108	17
Excess tax benefits from share based payment arrangements	(7)	(8)
Other	45	6
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(224)	(136)
Inventories	(289)	(161)
Other current assets	(35)	36
Accounts payable	135	65
Accrued liabilities	(55)	(67)
Net cash provided by operating activities	721	578

Cash flows from investing activities:
Expenditures for property, plant and equipment	(150)	(120)
Proceeds from disposals of property, plant and equipment	12	33
Decrease in investments	6	-
Cash paid for acquisitions, net of cash acquired	(55)	(13)
Proceeds from sales of businesses, net of fees paid	-	9
Other	(2)	-
Net cash used for investing activities	(189)	(91)

Cash flows from financing activities:
Net (decrease)/increase in commercial paper	(860)	328
Net (decrease)/increase in short-term borrowings	(3)	3
Proceeds from issuance of common stock	51	119
Proceeds from issuance of long-term debt	1,487	988
Payments of long-term debt	(225)	(398)
Excess tax benefits from share based payment arrangements	7	8
Repurchases of common stock	(441)	(1,186)
Cash dividends paid on common stock	(204)	(199)
Net cash used for financing activities	(188)	(337)

Effect of foreign exchange rate changes on cash and cash equivalents	61	4

Net increase in cash and cash equivalents	405	154
Cash and cash equivalents at beginning of period	1,829	1,224
Cash and cash equivalents at end of period	$2,234	$1,378

Q1 Results - 8

Honeywell International Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(Dollars in millions)

	Three Months Ended
	March 31,
	2008	2007
Cash provided by operating activities	$721	$578
Expenditures for property, plant and equipment	(150)	(120)
Free cash flow	$571	$458

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.